Exhibit 10.35

CFO Services Agreement

This CFO Services Agreement is entered into as of April 1, 2018 between Jesus Quintero (“Quintero”), and Massroots, Inc. (the “Company”). Quintero hereby agrees to serve as Chief Financial Officer of Massroots, Inc. for a period of one year, with automatic renewal every April 1, 2018, unless written notice is provided by the Company to Quintero 90 days before renewal.

The compensation will be paid monthly at the beginning of each month, at a rate of USD $6,000.00. Unless otherwise directed by Quintero, all payments shall be issued in the name of JDE Development LLC and sent to:

JDE Development LLC

16860 SW 1st Street, Pembroke Pines, FL 33027.

There will be no other fees or charges by Quintero to the Company other than pre-approved direct, third party reimbursements for costs, and pre-approved travel and related expenses.

Specific responsibilities of Quintero for the Company shall include:

1. Review and analysis of the historical accounting records

2. Implementation of appropriate internal financial controls

3. Interacting with the Company’s internal accounting staff

4. Liaison with the Company’s auditor and securities attorney regarding filing and reporting requirements

5. Preparation of financial statements including footnotes for 10Q and 10K reporting

6. Preparation of analysis of operations as may be required in regulatory filings

7. Preparation as may be required of forecasts and budgets.

8. Final review and signing of financial statements and regulatory filings

9. Maintaining the books and records and U.S. account(s) for the Company

10. Meeting with Company management and visits to the Company’s facilities as may be required.

11. Participation at investor meetings and conferences as may be required

12. Responding to phone calls from the financial community and investors

Quintero and the Company agree that the performance, compensation, and time commitment by Quintero shall be reviewed and agreed upon on an annual basis. Quintero shall be treated as a contract worker.

Quintero shall be entitled to reimbursement for appropriate business expenses, as well as travel and related expenses.

This CFO Services Agreement shall be in force until such time as a formal Employment Agreement is entered into by Quintero and the Company.

Either Quintero or the Company may terminate this Agreement provided they give ninety (90) days written notice of the termination. Upon termination by the Company, Quintero shall be entitled to recover from the Company, including, but not limited to, payment for all work performed through the date of termination.

In the event of any dispute between the parties arising out of or relating to this Agreement, said dispute shall be governed the laws of the State of Florida without reference to its conflict of law rules.

Agreed to:

/s/ Jesus M. Quintero	April 1, 2019	/s/ Isaac Dietrich	April 1, 2019
Jesus M Quintero	Date	Isaac Dietrich, CEO	Date